Exhibit 99.2

Onconova Therapeutics Announces

Reverse Stock Split and Decrease in Authorized Shares

NEWTOWN, PA, May 20, 2021 (Globe Newswire) -- Onconova Therapeutics, Inc. (Nasdaq: ONTX) (“Onconova” or “the Company”), a clinical-stage biopharmaceutical company focused on discovering and developing novel products for patients with cancer, today announced a one-for-fifteen reverse stock split of its common stock, effective May 20, 2021.  Beginning at the open of trading on May 21, 2021, Onconova’s common stock will trade on the Nasdaq Capital Market on a split-adjusted basis.

At Onconova’s 2021 reconvened annual meeting of stockholders on April 30, 2021, Onconova stockholders authorized the Company’s Board of Directors to amend the Tenth Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to effect a reverse stock split at a ratio in the range of one-for-five to one-for-fifteen. Onconova’s Board of Directors subsequently approved a reverse stock split ratio of one-for-fifteen, and the Company filed with the Secretary of State of the State of Delaware a Certificate of Amendment (the “Certificate of Amendment”) to its Certificate of Incorporation to effect the reverse stock split, which became effective upon the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware on May 20, 2021.

•	Upon effectiveness of the reverse stock split, each fifteen shares of Onconova’s common stock, par value of $0.01 per share, issued and outstanding immediately prior to the effective time automatically were reclassified, combined, converted and changed into one fully paid and non-assessable share of common stock, par value of $0.01 per share.

•	In addition, a proportionate adjustment will be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding options, warrants, and convertible preferred stock entitling the holders to purchase shares of our common stock. In particular, at the effective time of the reverse stock split, the Company adjusted its outstanding tradable warrants currently trading on the Nasdaq Capital Market under the symbol “ONTXW” in accordance with the terms of such tradable warrants to reflect the reverse stock split. As a result of these adjustments (and the adjustments effected on September 25, 2018 for a prior one-for-fifteen reverse stock split of the Company’s Common Stock), each tradable warrant now entitles its holder to purchase one- two hundred and twenty-fifth (1/225) of a share of Onconova’s common stock at an exercise price of $1,107.00 per share of common stock.

•	No fractional shares will be issued as a result of the reverse stock split. Instead, Onconova’s stockholders who otherwise would have been entitled to a fraction of a share, will receive a full share of common stock. If a holder of the tradable warrant would be entitled to receive a fraction of a share upon the exercise of the warrant, such fractional share will be rounded down to the nearest whole share. Fractional shares resulting from exercise of other common stock warrants and conversion of outstanding convertible preferred stock (if any) will be rounded in accordance with the terms of such securities.

•	The reverse stock split will decrease the number of common shares issued and outstanding from approximately 236.714 million shares to approximately 15.781 million shares.

Onconova’s transfer agent, EQ Shareowner Services, will provide instructions to stockholders of record regarding the process for exchanging share certificates and all book-entry or other electronic positions representing issued and outstanding shares of Onconova common stock will be automatically adjusted.

Onconova’s common stock will continue to trade on the Nasdaq Capital Market under the trading symbol “ONTX.” The new CUSIP number for the common stock following the reverse stock split is 68232V 801.

In addition, at the Company’s reconvened 2021 Special Meeting of Stockholders on April 30, 2021, the Company’s stockholders also approved a proposal to amend the Certificate of Incorporation to decrease, upon the effectiveness of the Reverse Stock Split, the number of authorized shares of capital stock of the Company from 255,000,000 to 130,000,000 shares in order to decrease the number of authorized shares of common stock from 250,000,000 to 125,000,000 shares (the “Authorized Shares Decrease”). On May 20, 2021, the Company filed the Certificate of Amendment for Authorized Shares Decrease (the “Authorized Shares Decrease Certificate of Amendment”) with the Secretary of State of the State of Delaware. The Authorized Shares Decrease Certificate of Amendment became effective on May 20, 2021 upon the effectiveness of the Reverse Stock Split.

About Onconova Therapeutics, Inc.

Onconova Therapeutics is a clinical-stage biopharmaceutical company focused on discovering and developing novel products for patients with cancer. The Company has proprietary targeted anti-cancer agents designed to disrupt specific cellular pathways that are important for cancer cell proliferation. For more information, please visit www.onconova.com.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. These statements relate to Onconova’s expectations regarding the registered direct offering, its patents and clinical development plans including patient enrollment timelines and indications for its product candidates. Onconova has attempted to identify forward-looking statements by terminology including "believes," "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "will," "should," "approximately" or other words that convey uncertainty of future events or outcomes. Although Onconova believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including the success and timing of Onconova's clinical trials and regulatory agency and institutional review board approvals of protocols, Onconova’s ability to continue as a going concern, the need for additional financing, Onconova’s collaborations, market conditions and those discussed under the heading "Risk Factors" in Onconova's most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q. Any forward-looking statements contained in this release speak only as of its date. Onconova undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Company Contact:

Avi Oler

Onconova Therapeutics, Inc.

267-759-3680

ir@onconova.us

https://www.onconova.com/contact/

Investor Contact:

Bruce Mackle

LifeSci Advisors, LLC

646-889-1200

bmackle@lifesciadvisors.com